                                                                    EXHIBIT 12.1


                             SILICON GAMING, INC.

              COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                (in thousands)

                                               Nine-months        Year           Year
                                                 ended           ended           ended
                                               December 31,    December 31,    December 31,
                                                  1995            1996            1997
                                                -------         --------        --------
Income (loss) before income taxes...........    $(3,974)        $(13,634)       $(22,986)

Fixed charges (1)...........................         --               77           1,240
                                                -------         --------        --------
Total earnings plus fixed charges...........    $(3,974)        $(13,557)       $(21,746)
                                                =======         ========        ========
Fixed charges (1)...........................    $    --         $     77        $  1,240
                                                =======         ========        ========
Ratio of earnings to fixed charges (2)......         --               --              --

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(1)     Fixed charges consist of interest expense incurred and the portion of rental expense under operating leases deemed by the Company to be representative of the interest factor.

(2) Earnings were inadequate to cover fixed charges by $13,557,000, and $21,746,000 for the years ended December 31, 1996 and 1997, respectively. The Company had no fixed charges during the nine-month period ended December 31, 1995.